Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2023 FIRST QUARTER RESULTS
Revenues of $62.8 billion for the First Quarter, a 5.4 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $2.33 and Adjusted Diluted EPS of $2.71
Adjusted Diluted EPS Guidance Range Raised to $11.50 to $11.75 for Fiscal 2023

CONSHOHOCKEN, PA, February 1, 2023 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2023 first quarter ended December 31, 2022, revenue increased 5.4 percent year-over-year to $62.8 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.33 for the first quarter of fiscal 2023 compared to $2.13 in the prior year first quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 5.0 percent to $2.71 in the fiscal first quarter from $2.58 in the prior year first quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2023. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2023 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $11.30 to $11.60 to a range of $11.50 to $11.75.

“AmerisourceBergen delivered another quarter of solid results, and we are pleased to raise our full year outlook as a testament to our value creating approach to capital deployment and the resilience of our business,” said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

“Our strong foundation in pharmaceutical distribution and complementary services create a compelling value proposition for our partners and customers at the center of global pharmaceutical innovation and access,” Mr. Collis continued. “As we look ahead, we are excited for our team members to be unified under our new corporate identity as Cencora later this year and to deliver on our purpose to create healthier futures.”

First Quarter Fiscal Year 2023 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$62.8B	$62.8B
Gross Profit	$2.1B	$2.1B
Operating Expenses	$1.5B	$1.4B
Operating Income	$633M	$734M
Interest Expense, Net	$46M	$46M
Effective Tax Rate	19.8%	19.1%
Net Income Attributable to AmerisourceBergen Corporation	$480M	$560M
Diluted Earnings Per Share	$2.33	$2.71
Diluted Shares Outstanding	206.3M	206.3M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

First Quarter GAAP Results

•Revenue: In the first quarter of fiscal 2023, revenue was $62.8 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 6.1 percent increase in revenue within U.S. Healthcare Solutions, offset in part by a 0.6 percent decline in International Healthcare Solutions revenue primarily resulting from unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter, offset in part by an increase in sales in our less-than-wholly-owned Brazil full-line distribution business.

•Gross Profit: Gross profit in the first quarter of fiscal 2023 was $2.1 billion, a 4.2 percent increase compared to the same period in the previous fiscal year primarily due to an increase in gross profit in U.S. Healthcare Solutions and an increase in gains from antitrust litigation settlements. The increase in gross profit was partially offset by a LIFO expense in the current year period versus a LIFO credit in the previous fiscal year period. Gross profit as a percentage of revenue was 3.41 percent, a decline of 5 basis points from the prior year quarter.

•Operating Expenses: In the first quarter of fiscal 2023, operating expenses were $1.5 billion, a 6.8 percent increase compared to the same period in the previous fiscal year, driven by an increase in distribution, selling, and administrative expenses compared to the prior year quarter primarily to support revenue growth in U.S. Healthcare Solutions and inflationary impacts on certain operating expenses in each segment. The increase in distribution, selling, and administrative expenses was partially offset by a reduction of litigation and opioid-related expenses.

•Operating Income: In the first quarter of fiscal 2023, operating income was $633.1 million, a 1.7 percent decrease compared to the same period in the previous fiscal year due to the decrease in operating income in International Healthcare Solutions resulting from unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter and the June 2022 divestiture of our Brazil specialty business. Operating income as a percentage of revenue was 1.01 percent in the first quarter of fiscal 2023, a decline of 7 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the first quarter of fiscal 2023, net interest expense of $46.0 million was down 13.8 percent versus the prior year quarter primarily due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances.

•Effective Tax Rate: The effective tax rate was 19.8 percent for the first quarter of fiscal 2023. This compares to 24.6 percent in the prior year quarter, which was negatively impacted by discrete tax expense associated with foreign valuation allowance adjustments.

•Diluted Earnings Per Share: Diluted earnings per share was $2.33 in the first quarter of fiscal 2023, a 9.4 percent increase compared to $2.13 in the previous fiscal year’s first quarter. The increase was primarily due to the lower effective tax rate and a decrease in shares outstanding.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2023 were 206.3 million, a decrease of 4.8 million shares, or 2.3 percent versus the prior fiscal year first quarter primarily as a result of share repurchases.

First Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2023, revenue was $62.8 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 6.1 percent increase in revenue within U.S. Healthcare Solutions, offset in part by a 0.6 percent decline in International Healthcare Solutions revenue primarily resulting from unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter, offset in part by an increase in sales in our less-than-wholly-owned Brazil full-line distribution business. On a constant currency basis, revenue was up 7.5 percent, reflecting 17.7 percent constant currency growth in International Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the first quarter of fiscal 2023 was $2.1 billion, a 5.4 percent increase compared to the same period in the previous fiscal year primarily due to an increase in gross profit in U.S. Healthcare Solutions, driven by increased sales. Adjusted gross profit as a percentage of revenue was 3.38 percent in the fiscal 2023 first quarter, flat when compared to the prior year quarter.

•Adjusted Operating Expenses: In the first quarter of fiscal 2023, adjusted operating expenses were $1.4 billion, a 9.8 percent increase, driven by an increase in distribution, selling, and administrative expenses compared to the prior year quarter primarily to support revenue growth in U.S. Healthcare Solutions and inflationary impacts on certain operating expenses in each segment.

•Adjusted Operating Income: In the first quarter of fiscal 2023, adjusted operating income was $734 million, a 2.1 percent decrease compared to the same period in the prior fiscal year. The decrease was due to a 10.4 percent decrease in operating income within International Healthcare Solutions resulting from unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter and the June 2022 divestiture of our Brazil specialty business, offset in part by a 0.6 percent increase in U.S. Healthcare Solutions operating income. On a constant currency basis, adjusted operating income increased 4.3 percent compared to the prior year quarter. Adjusted operating income as a percentage of revenue was 1.17 percent in the fiscal 2023 first quarter, a decrease of 9 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the first quarter of fiscal 2023, net interest expense of $46.0 million was down 13.8 percent versus the prior year quarter primarily due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 19.1 percent for the first quarter of fiscal 2023 compared to 21.3 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $2.71 in the first quarter of fiscal 2023, a 5.0 percent increase compared to $2.58 in the previous fiscal year’s first quarter. The increase was primarily due to the lower effective tax rate and a decrease in shares outstanding. On a constant currency basis, adjusted diluted earnings per share increased 10.5 percent compared to the prior year quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2023 were 206.3 million, a decrease of 4.8 million shares, or 2.3 percent versus the prior fiscal year first quarter primarily as a result of share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $56.2 billion in the first quarter of fiscal 2023, an increase of 6.1 percent compared to the same quarter in the prior fiscal year primarily due to overall market growth and increased sales to specialty physician practices, and partially offset by a decline in sales of commercial COVID-19 treatments. Segment operating income of $572.4 million in the first quarter of fiscal 2023 was up 0.6 percent compared to the same period in the previous fiscal year as a result of an increase in gross profit and was largely offset by the increase in operating expenses, which included inflationary impacts on certain operating expenses.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $6.6 billion in the first quarter of fiscal 2023, a decrease of 0.6 percent from the previous fiscal year’s first quarter. Segment operating income in the first quarter of fiscal 2023 was $161.3 million, a decrease of 10.4 percent. The period over period declines were due to unfavorable foreign currency exchange rates in the current year quarter in comparison to the prior year quarter and the June 2022 divestiture of our Brazil specialty business. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 17.7 percent and 10.8 percent, respectively.

Recent Company Highlights & Milestones

•Announced the completion of the acquisition of PharmaLex Holding GmbH. The acquisition enhances AmerisourceBergen’s growth strategy by advancing its leadership in specialty services and global platform of pharma manufacturer services capabilities. PharmaLex’s regulatory affairs, development consulting and scientific affairs, pharmacovigilance, and quality management and compliance services expand AmerisourceBergen’s role as partner of choice for biopharmaceutical partners across the pharmaceutical development and commercialization journey.
•On January 24, 2023, AmerisourceBergen announced it intends to change its name to Cencora to better reflect its bold vision and purpose-driven approach to creating healthier futures. AmerisourceBergen intends to begin operating as Cencora in the second half of calendar year 2023. Operating as Cencora, a unified and internationally inclusive name and brand, the Company will continue to invest in and focus on its core pharmaceutical distribution business, while also growing its platform of pharma and biopharma services to support pharmaceutical innovation and access.
•On January 27, 2023, AmerisourceBergen released its 2022 ESG Reporting Index and microsite, detailing the impact of its environmental, social, and governance programs and progress. For the fifth year in a row, selected information within the 2022 report was assured by ERM Certification and Verification Services.

Fiscal Year 2023 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2023 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen is now updating its fiscal year 2023 financial guidance to reflect a lower average diluted share count, the earlier-than-expected close of the Company’s acquisition of PharmaLex, updated foreign currency translation rates and incrementally lower expectations for COVID treatment contributions for the year. Growth rates are on an as reported basis unless constant currency basis is indicated. The Company now expects:

•Adjusted Diluted Earnings Per Share to be in the range of $11.50 to $11.75, representing growth of 4 to 7 percent, raised from the previous range of $11.30 to $11.60;
◦On a constant currency basis, adjusted diluted earnings per share growth to be in the range of 6 to 9 percent, raised from the previous range of 4 to 7 percent;
◦Excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 9 to 11 percent, raised from the previous range of 7 to 9 percent;
▪On a constant currency basis excluding contributions related to COVID-19, adjusted diluted earnings per share growth to be in the range of 11 to 13 percent, raised from the previous range of 9 to 11 percent.

Additional expectations now include:

•Excluding contributions related to COVID-19, adjusted consolidated operating income growth in the range of 4 percent to 6 percent, up from the previous range of 3 percent to 5 percent;
•U.S. Healthcare Solutions segment operating income growth to be in the range of 1 percent to 4 percent, widened from the previous range of 2 percent to 4 percent. Expectations for segment operating income growth excluding COVID-19 contributions remain unchanged;
•International Healthcare Solutions segment operating income to be in the range of a 3 percent decline to 1 percent growth, up from the previous range of a 7 to 3 percent decline;
•Weighted average diluted shares to be approximately 206 million shares for the fiscal year, lowered from the previous range of approximately 207 to 209 million shares;
•For additional details regarding updated guidance expectations on a constant currency, ex-COVID and ex-merger and divestiture basis please refer to our slide presentation for investors.

All other previously communicated aspects of the Company’s fiscal year 2023 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.485 per common share, payable February 27, 2023, to stockholders of record at the close of business on February 10, 2023.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on February 1, 2023. A slide presentation for investors has also been posted on the Company’s website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 200-6205. From outside the United States and Canada, dial +1 (929) 526-1599. The access code for the call will be 310213. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States and Canada, dial +44 (204) 525-0658. The access code for the replay is 802410.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor events in the coming months:

•Barclays Global Healthcare Conference March 14-16, 2023.

About AmerisourceBergen

AmerisourceBergen is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 44,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 and #21 on the Global Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic; our ability to achieve and maintain profitability in the future; our ability to respond to general economic conditions, including elevated levels of inflation; our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; the impact on our business of the regulatory environment and complexities with compliance; unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals; increasing governmental regulations regarding the pharmaceutical supply channel; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; unexpected costs, charges or expenses resulting from the acquisition of PharmaLex; the integration of the Alliance Healthcare and PharmaLex businesses into the Company being more difficult, time consuming or costly than expected; the Company’s, Alliance Healthcare’s or PharmaLex’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company, Alliance Healthcare and PharmaLex, and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare and PharmaLex businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including noncompliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; our ability to respond to financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; financial market volatility and disruption; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with cybersecurity; risks generally associated with data privacy regulation and the international transfer of personal data; financial and other impacts of macroeconomic and geopolitical trends and events, including the unfolding situation in Russia and Ukraine and its regional and global ramifications; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company’s ability to manage and complete divestitures; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions and increases in inflation in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2022	% of Revenue	Three Months Ended December 31, 2021	% of Revenue	% Change
Revenue	$62,846,832		$59,628,810		5.4%

Cost of goods sold	60,700,879		57,568,451		5.4%

Gross profit [1]	2,145,953	3.41%	2,060,359	3.46%	4.2%

Operating expenses:
Distribution, selling, and administrative	1,290,928	2.05%	1,170,110	1.96%	10.3%
Depreciation and amortization	171,940	0.27%	175,929	0.30%	(2.3)%
Litigation and opioid-related expenses	12,706		32,635
Acquisition, integration, and restructuring expenses	37,236		32,334
Impairment of assets	—		4,946
Total operating expenses	1,512,810	2.41%	1,415,954	2.37%	6.8%

Operating income	633,143	1.01%	644,405	1.08%	(1.7)%

Other income, net	(6,328)		(5,172)
Interest expense, net	46,016		53,372		(13.8)%

Income before income taxes	593,455	0.94%	596,205	1.00%	(0.5)%

Income tax expense	117,285		146,789

Net income	476,170	0.76%	449,416	0.75%	6.0%

Net loss (income) attributable to noncontrolling interests	3,575		(311)

Net income attributable to AmerisourceBergen Corporation	$479,745	0.76%	$449,105	0.75%	6.8%

Earnings per share:
Basic	$2.35		$2.15		9.3%
Diluted	$2.33		$2.13		9.4%

Weighted average common shares outstanding:
Basic	204,032		208,555		(2.2)%
Diluted	206,327		211,168		(2.3)%
 ________________________________________

1    Includes $49.9 million gain from antitrust litigation settlements and $25.1 million LIFO expense in the three months ended December 31, 2022. Includes $44.7 million LIFO credit in the three months ended December 31, 2021.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,145,953	$1,512,810	$633,143	$593,455	$117,285	$3,575	$479,745	$2.33

Gains from antitrust litigation settlements	(49,899)	—	(49,899)	(49,899)	(11,659)	—	(38,240)	(0.19)

Turkey highly inflationary impact	3,584	—	3,584	3,986	—	—	3,986	0.02

LIFO expense	25,050	—	25,050	25,050	5,853	—	19,197	0.09

Acquisition-related intangibles amortization	—	(71,878)	71,878	71,878	16,795	(1,158)	53,925	0.26

Litigation and opioid-related expenses	—	(12,706)	12,706	12,706	2,969	—	9,737	0.05

Acquisition, integration, and restructuring expenses	—	(37,236)	37,236	37,236	8,700	—	28,536	0.14

Recovery of non-customer note receivable	—	—	—	(1,148)	—	—	(1,148)	(0.01)

Tax reform [1]	—	—	—	(4,457)	(8,364)	—	3,907	0.02

Adjusted Non-GAAP	$2,124,688	$1,390,990	$733,698	$688,807	$131,579	$2,417	$559,645	$2.71

Adjusted Non-GAAP % change vs. prior year	5.4%	9.8%	(2.1)%	(1.0)%	(11.2)%		2.6%	5.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.41%	3.38%
Operating expenses	2.41%	2.21%
Operating income	1.01%	1.17%

________________________________________

1 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,060,359	$1,415,954	$644,405	$596,205	$146,789	$(311)	$449,105	$2.13

LIFO credit	(44,679)	—	(44,679)	(44,679)	(10,245)	—	(34,434)	(0.16)

Acquisition-related intangibles amortization	—	(79,506)	79,506	79,506	18,230	(1,790)	59,486	0.28

Litigation and opioid-related expenses	—	(32,635)	32,635	32,635	5,919	—	26,716	0.12

Acquisition, integration, and restructuring expenses	—	(32,334)	32,334	32,334	7,414	—	24,920	0.12

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Certain discrete tax expense	—	—	—	—	(11,079)	—	11,079	0.05

Tax reform [1]	—	—	—	(5,307)	(8,875)	—	3,568	0.02

Adjusted Non-GAAP	$2,015,680	$1,266,533	$749,147	$695,640	$148,153	$(2,101)	$545,386	$2.58

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.46%	3.38%
Operating expenses	2.37%	2.12%
Operating income	1.08%	1.26%
________________________________________

1 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$56,236,579	$52,979,647	6.1%
International Healthcare Solutions	6,611,278	6,649,782	(0.6)%
Intersegment eliminations	(1,025)	(619)

Revenue	$62,846,832	$59,628,810	5.4%

	Three Months Ended December 31,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$572,416	$569,087	0.6%
International Healthcare Solutions	161,282	180,060	(10.4)%
Total segment operating income	733,698	749,147	(2.1)%

Gains from antitrust litigation settlements	49,899	—
Turkey highly inflationary impact	(3,584)	—
LIFO (expense) credit	(25,050)	44,679
Acquisition-related intangibles amortization	(71,878)	(79,506)
Litigation and opioid-related expenses	(12,706)	(32,635)
Acquisition, integration, and restructuring expenses	(37,236)	(32,334)
Impairment of assets	—	(4,946)
Operating income	$633,143	$644,405	(1.7)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.46%	2.41%
Operating expenses	1.45%	1.34%
Operating income	1.02%	1.07%

International Healthcare Solutions
Gross profit	11.17%	11.08%
Operating expenses	8.73%	8.38%
Operating income	2.44%	2.71%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.41%	3.46%
Operating expenses	2.41%	2.37%
Operating income	1.01%	1.08%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.38%	3.38%
Adjusted operating expenses	2.21%	2.12%
Adjusted operating income	1.17%	1.26%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2022	2022
ASSETS

Current assets:
Cash and cash equivalents	$1,692,205	$3,388,189
Accounts receivable, net	18,627,397	18,452,675
Inventories	16,779,873	15,556,394
Right to recover assets	1,529,346	1,532,061
Prepaid expenses and other [1]	2,079,304	660,439
Total current assets	40,708,125	39,589,758

Property and equipment, net	2,139,782	2,135,003
Goodwill and other intangible assets	13,027,027	12,836,623
Deferred income taxes	230,437	237,571
Other long-term assets	1,801,522	1,761,661

Total assets	$57,906,893	$56,560,616

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$41,757,949	$40,192,890
Other current liabilities	2,014,399	2,214,592
Short-term debt	988,275	1,070,473
Total current liabilities	44,760,623	43,477,955

Long-term debt	4,656,029	4,632,360

Accrued income taxes	329,129	320,274
Deferred income taxes	1,633,249	1,620,413
Other long-term liabilities	991,609	976,583
Accrued litigation liability	5,462,695	5,461,758

Total equity	73,559	71,273

Total liabilities and stockholders’ equity	$57,906,893	$56,560,616

1    At December 31, 2022, includes $1,438.1 million prefunding of the PharmaLex acquisition that was completed on January 1, 2023.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2022	2021
Operating Activities:
Net income	$476,170	$449,416
Adjustments to reconcile net income to net cash provided by operating activities	242,947	221,652
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(59,872)	716,380
Inventories	(1,178,035)	(989,993)
Accounts payable	1,381,079	824,056
Other, net	(152,209)	(358,100)
Net cash provided by operating activities	710,080	863,411

Investing Activities:
Capital expenditures	(75,727)	(79,691)
Cost of acquired companies, net of cash acquired	—	(62,641)
Prefunded business acquisition	(1,438,124)	—
Other, net	2,693	(788)
Net cash used in investing activities	(1,511,158)	(143,120)

Financing Activities:
Net debt repayments	(10,518)	(6,486)
Purchases of common stock [1]	(807,214)	—
Exercises of stock options	21,863	38,937
Cash dividends on common stock	(99,713)	(100,541)
Employee tax withholdings related to restricted share vesting	(65,217)	(34,554)
Other, net	(3,145)	(3,779)
Net cash used in financing activities	(963,944)	(106,423)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	84,140	(2,654)

(Decrease) increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(1,680,882)	611,214
Plus: Decrease in cash classified within assets held for sale	—	1,038
(Decrease) increase in cash, cash equivalents, and restricted cash	(1,680,882)	612,252

Cash, cash equivalents, and restricted cash at beginning of period [2]	3,593,539	3,070,128

Cash, cash equivalents, and restricted cash at end of period [2]	$1,912,657	$3,682,380

________________________________________
1 Includes $28.4 million of purchases in September 2022 that cash settled in October 2022.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	December 31, 2022	September 30, 2022	December 31, 2021	September 30, 2021
Cash and cash equivalents	$1,692,205	$3,388,189	$3,168,881	$2,547,142
Restricted cash (included in Prepaid Expenses and Other)	159,599	144,980	453,485	462,986
Restricted cash (included in Other Long-Term Assets)	60,853	60,370	60,014	60,000
Cash, cash equivalents, and restricted cash	$1,912,657	$3,593,539	$3,682,380	$3,070,128

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses; acquisition, integration and restructuring expenses; and impairment of assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition, integration and restructuring expenses that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation and opioid-related expenses, and the impairment of assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the recovery of a non-customer note receivable and the gain (loss) on the currency remeasurement of the deferred tax asset relating to Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the three months ended December 31, 2021 are also excluded from adjusted income tax expense. Further, certain expenses relating to tax reform in Switzerland are excluded from adjusted income tax expense for the three months ended December 31, 2022 and 2021. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; litigation and opioid-related expenses; acquisition, integration, and restructuring expenses; recovery of a non-customer note receivable; impairment of assets; and the gain (loss) on the currency remeasurement related to Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense primarily attributable to foreign valuation allowance adjustments for the three months ended December 31, 2021, and the per share impact of certain expenses relating to tax reform in Switzerland for the three months ended December 31, 2022 and 2021 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

In addition, the Company has provided non-GAAP fiscal year 2023 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flows that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bmurphy@amerisourcebergen.com

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